FIRST AMENDMENT TO THE

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This FIRST AMENDMENT dated May 20, 2022, amends the Amended and Restated Expense Limitation Agreement between The Hartford Mutual Funds, Inc. (“HMF”) and The Hartford Mutual Funds II, Inc. (“HMF II” and together with HMF, the “Companies”) and Hartford Funds Management Company, LLC (the “Adviser”), dated February 28, 2022 (the “Agreement”).

WHEREAS, the Companies and the Adviser entered into the Agreement to limit the total net annual operating expenses of the series of HMF and HFM II listed on Schedule A, Schedule A-1, and Schedule B to the Agreement;

WHEREAS, Hartford Schroders International Contrarian Value Fund and Hartford Schroders Sustainable International Core Fund are each a newly created series of HMF II and will commence operations on or about May 24, 2022;

WHEREAS, Hartford Dynamic Bond Fund (together with Hartford Schroders International Contrarian Value Fund and Hartford Schroders Sustainable International Core Fund, each a “Fund” and collectively, the “Funds”) is a newly created series of HMF and will commence operations on or about June 7, 2022;

WHEREAS, the Boards of Directors of HMF and HMF II has approved the terms and conditions of the expense limitation arrangements on behalf the Funds; and

WHEREAS, the Companies and the Adviser wish to amend the Agreement to add the Funds to the Agreement;

NOW, THEREFORE, the Companies and the Adviser hereby agree as follows:

1.	The following is added as new Section 4:

4.

The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 6 below, does not exceed the specified amount for the class of shares of each Fund listed on Schedule C. The expense limitation arrangements shall commence on May 24, 2022 (or such earlier date on which the Fund commences operations) and shall continue until (and including) February 29, 2024.

2.	The following is added as new Section 5:

5.

The Adviser hereby agrees to reimburse Fund expenses to the extent necessary to ensure that the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 6 below, does not exceed the specified amount for the class of shares of the Fund listed on Schedule D. The expense limitation arrangements shall commence on June

7, 2022 (or such earlier date on which the Fund commences operations) and shall continue until (and including) February 29, 2024.

3.	Sections 4 through 9 are renumbered Sections 6 through 11 and all cross-references to such Sections are revised accordingly.

4.	The following is added as new Schedule C:

SCHEDULE C
Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
Hartford Schroders International Contrarian Value Fund	Class A: 1.15 Class C: 1.95 Class I: 0.85 Class R5: 0.80 Class Y: 0.80 Class F: 0.70 Class SDR: 0.70	% % % % % % %
Hartford Schroders Sustainable International Core Fund	Class A: 1.15 Class C: 1.95 Class I: 0.85 Class R5: 0.80 Class Y: 0.80 Class F: 0.70 Class SDR: 0.70	% % % % % % %

5.	The following is added as new Schedule D:

SCHEDULE D
Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
Hartford Dynamic Bond Fund	Class A: 1.10 Class C: 1.90 Class I: 0.80 Class R5: 0.75	% % % %

Class R6: 0.65 Class Y: 0.75 Class F: 0.65	% % %
6.	All other terms of the Agreement remain in effect.

IN WITNESS WHEREOF, the parties to the Agreement have executed this First Amendment as of the date first written above.

THE HARTFORD MUTUAL FUNDS, INC.		THE HARTFORD MUTUAL FUNDS II, INC.

By:	/s/ Thomas R. Phillips	By:	/s/ Thomas R. Phillips
Name:	Thomas R. Phillips	Name:	Thomas R. Phillips
Title:	Vice President and Secretary	Title:	Vice President and Secretary

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:	/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer